UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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On2 Technologies, Inc.

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On December 7, 2009, On2 Technologies, Inc. issued the following press release and, on December 5, 2009, On2 posted the attached presentation to its website, which provides an update on the proposed merger with Google and also includes answers to certain questions that have been asked by On2’s stockholders regarding the proposed merger.

PRESS RELEASE

ON2 TECHNOLOGIES PROVIDES UPDATE ON ITS
PROPOSED MERGER WITH GOOGLE

CLIFTON PARK, NY - (December 7, 2009) – On2 Technologies (NYSE Amex: ONT) today provided an update regarding its proposed merger with a subsidiary of Google Inc. (Nasdaq: GOOG) on its website at www.on2.com.  The update, which is also being filed with the SEC, includes certain transaction highlights and frequently asked questions.

As announced on August 5, 2009, On2 and Google entered into a merger agreement pursuant to which Google will acquire On2.  Under the merger agreement, each outstanding share of On2 Common Stock will be converted into $0.60 worth of Google Class A Common Stock based on an exchange ratio that is more fully described in the proxy statement/prospectus, referenced below, although On2 stockholders will receive cash in lieu of any fractional share of Google stock.

On November 4, 2009, On2 announced that the Securities and Exchange Commission (“SEC”) had declared effective the Registration Statement on Form S-4 that Google filed in connection with the proposed merger, which includes a Proxy Statement of On2 and also constitutes a Prospectus of Google Inc. (the “proxy statement/prospectus”).  By now, stockholders as of the notice record date should have received the proxy statement/prospectus.  Any such stockholder who has not received the proxy statement/prospectus can call Innisfree M&A at (877) 456-3488.  International holders can call Innisfree at +1 (412) 232-3565.

On2’s Board of Directors unanimously approved the transaction (with one abstention), and recommends that On2 stockholders vote for the proposed merger.

On2 will hold a special meeting of stockholders on December 18, 2009 to vote upon the proposed merger, which requires approval by the holders of a majority of On2’s outstanding shares of Common Stock.  If stockholder approval is obtained and the other conditions for the completion of the merger are satisfied, the merger should become effective within two business days of the special meeting.

 About On2 Technologies

On2 creates advanced video compression technologies that power the video in today's leading desktop and mobile applications and devices. On2 customers include Adobe, Skype, Nokia, Infineon, Sun Microsystems, Mediatek, Sony, Brightcove, and Move Networks. On2 is also an industry leader in video transcoding software and services. On2 Technologies is headquartered in Clifton Park, New York. For more information visit www.on2.com.

Additional Information and Where to Find It

Google filed a Registration Statement with the SEC in connection with the proposed merger, which includes a Proxy Statement of On2 and also constitutes a Prospectus of Google. The definitive proxy statement/prospectus has been mailed to holders of On2 Common Stock identified as of October 20, 2009, which is the notice record date for the special meeting. The Registration Statement and the proxy statement/prospectus contain important information about Google, On2, the proposed merger and related matters. Investors and security holders are urged to read the Registration Statement and the proxy statement/prospectus (including all amendments and supplements to it) carefully. Investors and security holders may also obtain free copies of the Registration Statement and the proxy statement/prospectus and other documents filed with the SEC by Google and On2 through the web site maintained by the SEC at www.sec.gov and by contacting Google Investor Relations at +1-650-253-7663 or On2 Investor Relations at +1-518-881-4299. In addition, investors and security holders can obtain free copies of the documents filed with the SEC on Google’s website at investor.google.com and on On2’s website at www.on2.com.

Forward-Looking Statements

Information set forth in this communication contains forward-looking statements, which involve a number of risks and uncertainties. All statements included in this communication, other than statements of historical fact, that address activities, events or developments that On2 expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent On2’s reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause actual outcomes and/or On2’s financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “believe,” “expect,” “will,” “anticipate,” “should,” “plans” and other words of similar meaning. On2 cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from On2’s expectation. Risks and uncertainties include, among others: the extent to which On2 will continue to incur operating losses in the future; the risk that the conditions to merger set forth in the agreement and plan of merger will not be satisfied and the transaction will not be consummated; uncertainties as to the timing of the merger; uncertainties as to whether holders of On2 Common Stock will approve the merger proposal at the On2 special meeting; changes in On2’s business during the period between now and the effective time of the merger that could cause a condition to closing not to be satisfied; as well as other factors detailed in On2’s and Google’s filings with the SEC, including the definitive proxy statement/prospectus, and subsequent SEC filings.

Additional information concerning risk factors is contained from time to time in On2’s SEC filings. On2 expressly disclaims any obligation to update the information contained in this presentation. The foregoing risks and uncertainties included herein are not exhaustive.

Investor Contact:
Garo Toomajanian
invest@on2.com
phone: +1 518 881 4299

Transaction Delivers a Significant Premium to On2 Stockholders

- The merger consideration provides $0.60 worth of Google Class A Common Stock in exchange for each share of On2 Common Stock and/or cash payable in lieu of any fractional shares.
- The merger consideration represents a premium of:
  - Approximately 57% over the closing price of On2 Common Stock on August 4, 2009 (the trading day on which the Board of Directors approved the merger agreement);
  - Approximately 62% over the average closing price of On2's Common Stock for the 6-month period ending on August 4, 2009; and
  - Approximately 70% over the average closing price of On2 Common Stock over the 12-month period ending on August 4, 2009.
- The Board of Directors believes the proposed merger with Google is in the best interests of On2 stockholders and provides a significant opportunity for On2's stockholders to receive greater value now for their shares than any uncertain near- and long-term value that might be realized were On2 to remain independent.
- The proposed merger provides stockholders receiving shares of Google Class A Common Stock with the opportunity to become Google stockholders in a tax-free manner.
- The Board of Directors received opinions from two well-respected financial advisors as to the fairness, from a financial point of view, of the exchange ratio.

www.on2.com

on2

Transaction Valuation Supported by Multiple Financial Analyses

- An analysis of the valuations of a peer group of selected publicly traded companies;
- An analysis of recent comparable M&A transactions;
- An analysis of the current value of On2's projected future revenue stream (discounted cash flow);
- An analysis of the premiums paid by purchasers to acquire publicly traded companies in precedent M&A transactions; and
- A benchmarking analysis, used to compare On2 to its peer companies.

www.on2.com

Fairness of Transaction Supported by a Rigorous and Deliberative Board Process

- The proposed merger was unanimously approved by an independent Board of Directors (with one director abstaining), none of whom will serve as directors, officers or employees of Google or otherwise receive remuneration from Google in connection with, or following, the merger.
- The Board of Directors held 13 meetings over approximately five months, during which time the Board of Directors was advised by two independent financial advisors and two leading law firms.
- The Board of Directors engaged in active and thorough consultation with members of senior management.
- The transaction valuation is supported by multiple financial analyses and presentations, including separate fairness opinions from Duff & Phelps and Covington Associates, two well-respected financial advisors.

www.on2.com

On2's Challenges and Weaknesses

The Board of Directors considered a variety of challenges and weaknesses currently facing the company in reaching its conclusions, including:

- Increased competition from:
  - Google developing or acquiring competing products and using them for its YouTube properties and/or making them broadly available at low cost to users;
  - Competitors, including Google, with greater name recognition and far more financial or other resources; and
  - New entrants and competing technologies marginalizing On2's core VPx products.
- Challenges to increasing or sustaining revenue and profit margins resulting from:
  - Competitors decreasing their pricing;
  - The lack of availability of VP7 or VP8 in a widely distributed multimedia player, which is likely necessary to drive demand on royalty bearing devices;
  - The lengthy period between the release of a new generation of On2's technology and the potential appearance of royalty bearing devices that support such technology;
  - Declines in bandwidth cost potentially obviating the advantages of higher quality codecs; and
  - Increased adoption of and improvements to the competing H.264 standard.

www.on2.com

on2

On2's Challenges and Weaknesses (Cont'd.)

- On2's deteriorating liquidity and financial condition, particularly with respect to:
  - The significant costs of maintaining public company status;
  - On2's micro-cap status and limited access to capital;
  - On2's limited cash position and other resources and the impact of those limited resources on its R&D, sales and marketing activities and thus on its ability to grow, notwithstanding its belief in its superior technology; and
  - Issues related to On2's Hantro products business, including an inability to fund potential capital requirements.
- On2's dependence on a small group of key codec engineers, a number of whom have been offered positions at Google in the event the merger is consummated with compensation that is far in excess of what they presently receive or could expect to receive at On2;
- On2's current and future challenges retaining key employees and management; and
- On2's existing challenges monetizing its technology.

The preceding discussion of the factors considered by the Board of Directors is intended to be illustrative and not exhaustive. For additional information concerning the factors considered by the Board of Directors, please refer to the proxy statement/prospectus filed by Google.

www.on2.com

The Company Has Received No Post-Signing Acquisition Proposals

- The merger agreement permits the Board of Directors, subject to certain conditions, to engage in discussions and negotiations with third parties making unsolicited, written acquisition proposals and to furnish such third parties with non-public information relating to On2.
- The Board of Directors also negotiated for a termination fee of only $2 million (down from Google's initial request of $5 million), or approximately 1.9% of the aggregate consideration being paid by Google for On2's equity. Such termination fee is payable to Google upon the termination of the merger agreement under specified circumstances described in the proxy statement/prospectus, such as On2 engaging in an acquisition transaction with a third party in specified circumstances. The termination fee, equivalent to approximately $0.01 per On2 share of Common Stock, is below market (and thus more favorable to On2) compared to other recent transactions.
- Since announcement of the merger agreement, no such acquisition proposals or interest from third parties have been received by On2.

www.on2.com

Significant Risks Related to On2's Business if the Merger Is Not Consummated

- As of September 30, 2009, On2 had cash and short-term investment reserves of approximately $2.2 million and negative working capital of approximately ($4.1) million compared with cash and short-term investment of $4.3 million and negative working capital of ($1.9) million as of December 31, 2008. On2 has incurred expenses in connection with the proposed merger in excess of $2 million that On2 will remain responsible for if the merger is not consummated.
- If the proposed merger is not consummated, On2 may find it necessary to secure additional financing to operate its business and to execute its business plan. This could require On2 to:
  - issue equity securities, which may result in significant dilution to stockholders;
  - issue debt securities, which could carry restrictive or otherwise unfavorable terms;
  - sell its revenue-producing assets; and/or
  - pledge its assets as security for debt.
  - The availability of any such financing is uncertain, and failure to secure it could further materially impair On2's liquidity and financial condition as well as the value of a stockholder's investment.

www.on2.com

Significant Risks Related to On2's Business if the Merger Is Not Consummated (Cont'd.)

- On2's royalty dependent licensing model remains unproven by On2, and it may be more difficult to implement than anticipated. If the proposed merger with Google is not consummated, On2 may be forced to revert to a business model and strategy that are uncertain given On2's size and limited resources and for which there can be no assurance On2 will ever achieve or sustain profitability.
- On2 has experienced, and expects to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. The fact that On2's key employees have been given the prospect of being able to work at a company such as Google, and on terms that a company such as Google is able to offer, will only increase the challenges faced by On2 in retaining such key employees if the merger is not consummated. If On2 does not succeed in attracting new personnel or retaining and motivating its current personnel, On2's operating results and revenues could be adversely affected.
- On2's business remains subject to significant variability. Although On2's performance in recent quarters has been positively affected by one-time license fees, it cannot reasonably be expected that this will continue to occur in subsequent quarters.

www.on2.com

Conclusion

We believe that the proposed merger with Google provides a significant opportunity for On2 stockholders to receive value now for their shares that is greater than any uncertain long-term value that might be realized were On2 to remain independent. **The Board of Directors believes the merger is in the best interests of On2 stockholders and strongly recommends that On2 stockholders vote FOR the proposed merger.** We believe this transaction is critical to you as a stockholder and to your company and ask that you vote your shares in favor of the proposed merger today.

www.on2.com

Some Frequently Asked Questions About the On2-Google Merger

The following are some questions and answers about the Google merger and include certain questions that On2 has received from its stockholders since the merger agreement was announced.

What will happen in the merger?

Oxide Inc., a direct, wholly owned subsidiary of Google, will merge with and into On2, with On2 continuing as a direct, wholly owned subsidiary of Google.  Upon completion of the merger, On2 Common Stock will cease trading on the NYSE Amex, and holders of On2 Common Stock will be entitled to receive the merger consideration for each outstanding share of On2 Common Stock held immediately prior to the merger.

Will I receive $0.60 of Google stock for each share of On2 Common Stock that I own?

The merger agreement establishes an exchange ratio that will provide you with $0.60 of Google Class A Common Stock for each share of On2 Common Stock that you own, although you will receive cash in lieu of any fractional share of Google stock.  The exchange ratio is equal to $0.60 divided by the “trading price” of Google Class A Common Stock, which is the volume weighted average trading price of a share of Google Class A Common Stock based on the sales price of every share of Google Class A Common Stock traded during the 20 trading days immediately up to and including the second trading day prior to the date of the special meeting, rounded to the nearest fourth decimal point.  On2 and Google will promptly issue a joint press release disclosing the exchange ratio once it is calculated.  Because of the effect of rounding in the exchange ratio calculation, a slight increase or decrease in the trading price at certain values will impact the aggregate value of the shares and cash that an On2 stockholder receives in connection with the merger.

Since the announcement of the merger agreement, has the Board of Directors received any offers to acquire the company?

No.  Since the announcement of the merger agreement, no other companies or entities have approached either the Board of Directors or the company to inquire about a potential acquisition of On2.

Did the mid-cap sized publicly traded company in the semiconductor industry referenced in the proxy/prospectus that contacted On2 in late June 2009 express any interest in a transaction with On2 after the merger transaction with Google was announced?

No. On2 did, however, receive an email from such company following the announcement of the Google transaction in which company stated the following: “Congratulations on the transaction. Nice premium to market.”

Wouldn’t On2’s customers, some of whom are competitors of Google, want to acquire On2 now that the Google transaction is pending so as to prevent On2 from being acquired by Google?

We cannot speculate as to whether third parties might be interested in a transaction with the company. Since the announcement of the merger agreement, however, no other companies or entities have approached the Board of Directors to inquire about a potential acquisition of On2.

Has Google already licensed from On2 its VP8 technology or any other version of On2's VPx products, and is it currently using such software in YouTube?

No.  Other than a now expired VP8 evaluation agreement entered into with Google in November 2008 in connection with Google’s initial testing of VP8 and the 2005 license of On2’s Flix Engine product to Google, Google has not entered into any licensing arrangements with On2. Furthermore, Google is not using VPx or Flix Engine in YouTube.

Will Google prohibit other companies from licensing VP8 after the merger is consummated?

No.  Google has informed us, and has asked that we tell our customers and partners, that it will continue to make VP8 available after the merger is consummated.  In addition, our existing license agreements with our customers will remain in effect after the merger is consummated.

Does the merger agreement prevent On2 from conducting its licensing business during the pendency of the merger?

No.  The merger agreement allows On2 to continue to license its products, including its VP8 source code and SDKs, to customers and partners in the ordinary course of business, consistent with past practice and that is what On2 has been doing.

Has On2 received any indication that Google would raise its price or that it would enter into a license agreement with On2 if the merger is not approved?

No.  On2 has not received any indication that Google would raise its price or that it would enter into a license agreement with On2 in lieu of consummating the merger.  In fact, Google has indicated that $0.60 is the maximum amount of consideration that it is willing to offer. In addition, and as indicated above, Google has been operating without use of On2's VPx products to date and can certainly conduct its business without the use of such products.  Moreover, based on prior discussions, we assume that if the merger is not consummated Google may undertake to build or acquire its own codec that would compete with On2 rather than pursue a significant license or other material relationship with On2.

What was the general timetable preceding the announcement of the merger agreement?

On2 began discussions with Google regarding the potential acquisition in March 2009.  The Board of Directors and Google reached an agreement on the financial terms of the proposed transaction in early June 2009, and the parties thereafter negotiated the terms of the merger agreement and finalized its terms on the evening of August 4, 2009.  Additional information regarding the background of the transaction is included in the proxy statement/prospectus filed by Google.

Was the decision to accept Google’s proposal to enter into the merger agreement a Board decision or a management decision?

The decision to enter into the merger agreement was made by the Board of Directors, and the merger agreement was approved by the Board of Directors as required under Delaware law.  The Board of Director’s determination was made after deliberating in a total of 13 meetings covering a span of approximately five months.  The Board of Directors was advised by two independent financial advisors and two leading law firms, and engaged in active and thorough consultation with members of senior management.

Will the members of the Board of Directors receive any future employment from Google as a result of the transaction?

No.  To the contrary, all On2 directors will enter into letters of resignation at the effective time of the merger.  No On2 director (including On2’s Chairman) will serve as a director, officer or employee of Google in connection with, or following, the merger.  For more information as to the interests of On2’s directors in the merger, please see the sections entitled “On2 Executive Officers and Directors Have Financial Interests in the Merger” beginning on page 76 and “Board of Directors and Management of Google Following Completion of the Merger” beginning on page 83 of the proxy statement/prospectus.

Will the members of the Board of Directors receive any future remuneration or benefits from Google as a result of the transaction?

No. No On2 director (including On2’s Chairman) will receive any cash, Google Restricted Stock Units, other Google equity grants or other remuneration from Google in connection with, or following, the merger.  For more information as to the interests of On2’s directors in the merger, please see the sections entitled “On2 Executive Officers and Directors Have Financial Interests in the Merger” beginning on page 76 and “Board of Directors and Management of Google Following Completion of the Merger” beginning on page 83 of the proxy statement/prospectus.

Why were Matthew Frost and Timothy Reusing given offers by Google for employment after the merger?

Matthew Frost and Timothy Reusing were given offers of employment to work for Google for a transition period of 12 months to assist in the integration of On2 into Google.  For more information, please see the sections entitled “On2 Executive Officers and Directors Have Financial Interests in the Merger” beginning on page 76 of the proxy statement/prospectus.

Do the Google employment arrangements of Messrs. Frost or Reusing provide for the grant to them of any Google Restricted Stock Units or other equity of Google?

No.  For more information, please see the sections entitled “On2 Executive Officers and Directors Have Financial Interests in the Merger” beginning on page 76 of the proxy statement/prospectus.

When did Messrs. Frost and Reusing enter into their employment arrangements with Google?

Messrs. Frost and Reusing entered into their employment arrangements with Google after On2 had entered into the merger agreement with Google.  Neither of Messrs. Frost and Reusing is a member of On2’s Board of Directors, and they therefore did not have a vote on the decision to enter into the merger agreement with Google.

Are there any undisclosed agreements between Google and On2’s Board of Directors or officers?

No.  On2 is required to disclose all of the interests that its directors and officers have in the merger, and there are no undisclosed arrangements between Google and any member of On2’s Board of Directors or its officers.  For more information as to the interests of On2’s directors and officers in the merger, please see the sections entitled “On2 Executive Officers and Directors Have Financial Interests in the Merger” beginning on page 76 and “Board of Directors and Management of Google Following Completion of the Merger” beginning on page 83 of the proxy statement/prospectus.

Do any directors own options with an exercise price above the $0.60 merger consideration and, if so, what will happen to those options?

Yes.  As of October 20, 2009, directors held options to acquire an aggregate of 885,000 shares of On2 Common Stock that had an exercise price above $0.60 per share.  Those options will be cancelled and forfeited as a result of the merger without any payment to the directors holding such options.  For more information as to the stock and option holdings of the directors and their interests in the merger, see the sections entitled “On2 Executive Officers and Directors Have Financial Interests in the Merger –Acceleration of Vesting of Equity Compensation” beginning on page 78 and “Security Ownership of Principal Stockholders of On2” beginning on page 114 of the proxy statement/prospectus.

If all of the directors are losing their positions with On2 and are forfeiting significant amounts of stock options in the merger, why did they approve this transaction, as opposed to holding out for a different offer or opting to remain independent?

The Board of Directors approved the transaction because it believes that the proposed merger with Google is fair to and in the best interests of On2’s stockholders.  Among the various factors that the Board of Directors considered, it believed, and continues to believe, that the merger provides a significant opportunity for On2’s stockholders to receive greater value now for their shares than any uncertain long-term value that might be realized were On2 to remain independent.

Did the company’s results for the quarter ended June 30, 2009, as announced on August 6, 2009, impact the long term prospects of the company or the financial projections that management prepared, which are included in the proxy statement/prospectus?

No. The financial projections that management prepared for use by the company’s financial advisors, Duff & Phelps and Covington Associates, were not impacted by the company’s results for the quarter ended June 30, 2009.  In addition, such quarterly results were made available to Duff & Phelps and Covington Associates for their consideration prior to delivery of their respective fairness opinions to the Board of Directors.

Since On2’s expenses and debts appear to be close to or in excess of its available cash on hand, would On2 consider filing for bankruptcy protection in the event that the transaction with Google is not consummated, thereby wiping out  all stockholder value?

Not necessarily.  If the proposed merger is not consummated, On2 may be required to secure additional financing to operate its business and to execute its business plan.  However, the availability of any such financing is uncertain, and failure to secure it could further materially impair On2’s liquidity and financial condition as well as the value of a stockholder’s investment.

On2 has previously stated that it is a challenge to retain highly skilled employees.  In addition to the potential liquidity problems that On2 may face in the event that the transaction with Google is not consummated, and which therefore could present additional challenges to On2’s ability to attract and retain employees, does the fact that some of these employees have received interest from a company such as Google further create retention challenges?

As previously disclosed, On2 has experienced, and expects to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate qualifications.  The fact that On2’s key employees have been given the prospect of being able to work at a company such as Google, and on terms that a company such as Google is able to offer, will only increase the challenges faced by On2 in retaining such key employees if the merger is not consummated.  If On2 does not succeed in attracting qualified new personnel or retaining and motivating its current personnel, On2’s operating results and revenues could be adversely affected.

In the event a third party was to approach On2 with a merger proposal, would On2 be permitted to consider such a proposal under the terms of the merger agreement?

Yes.  The Board of Directors negotiated for the right to engage in discussions and negotiations with third parties making unsolicited, written acquisition proposals and the merger agreement expressly permits, subject to certain conditions, the Board of Directors to engage in negotiations with any such third parties and to furnish such third parties with non-public information relating to On2.  However, since the announcement of the merger agreement, no other companies or entities have approached the company to even inquire about a potential acquisition of On2.

What are the material U.S. tax consequences of the merger?

As a general matter, an On2 stockholder will recognize no gain or loss upon the exchange of On2 Common Stock for Google Class A Common Stock in the merger, except with respect to cash received in lieu of a fractional share of Google Class A Common Stock; however, tax matters are very complicated, and the tax consequences of the merger to a particular stockholder will depend in part on such stockholder’s circumstances.  Accordingly, Google and On2 urge each On2 stockholder to consult its own tax advisor for a full understanding of the tax consequences of the merger.  For more information, please see the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 103 of the proxy statement/prospectus.

Did Google and On2 consider the amount of On2’s existing net operating loss (“NOL”) carry-forwards in evaluating the merger and does Google get to fully take advantage of any such NOLs following the merger?

In rendering their fairness opinions, both of On2’s financial advisors assumed, based on information provided by management, that the company’s existing NOL is available, subject to Internal Revenue Code Section 382 limitations, to provide future tax benefits to the company by offsetting taxable income through carryforwards of the NOL.  In addition, during the course of the merger negotiations, On2’s management ensured that Google was made aware of the NOLs and provided Google with the amounts and related information regarding such NOLs.  However, it is a mistake to assume that On2, or any potential acquiror, would be able to offset taxable income using the NOLs on anything close to a dollar-for-dollar basis.  Depending on a variety of factors specific to both On2 and any potential acquiror, the Internal Revenue Code Section 382 limitations (which are very complicated, but generally limit the ability to utilize NOLs following a change in control of a company such as is contemplated here) could result in only a limited portion of On2’s NOLs ultimately providing any tax benefits.

Why are stockholders receiving multiple copies of the proxy card?

Stockholders that hold shares in street name in more than one account and stockholders who hold some shares in street name and some shares as a registered holder will receive more than one proxy card.  Each such proxy must be voted separately.  On2 has, and will continue to, send to stockholders reminder letters and additional proxy cards.  If you vote more than once, only your latest dated proxy will be counted.

Can I change my vote?

Yes. If you are a holder of record, you may revoke any proxy at any time before it is voted by signing and returning a proxy card with a later date, changing your vote by telephone or the internet, delivering a written revocation letter to the On2 Corporate Secretary, or by attending the special meeting in person, notifying the Corporate Secretary and voting by ballot at the special meeting. The On2 Corporate Secretary’s mailing address is 3 Corporate Drive, Suite 100, Clifton Park, NY 12065.

If your shares are held in “street name” by a bank, broker or other nominee, you should follow the instructions of your bank, broker or other nominee regarding the revocation of proxies.  Any stockholder entitled to vote in person at the special meeting may vote in person regardless of whether a proxy has been previously given, but the mere presence (without notifying On2’s Corporate Secretary) of a stockholder at the special meeting will not constitute revocation of a previously given proxy.

Why has On2 set two record dates, a notice record date and a voting record date?

On2 has elected to use a separate notice record date and voting record date as a means to partially address the issue of “empty voting,” that is, situations in which stockholders take positions in their stockholdings that divorce their voting power from their economic interest, which can result in voting behavior that disrupts the presumed tendency of stockholders to vote in a manner that maximizes their ownership interests in the company.  Recent amendments to the General Corporation Law of the State of Delaware intended to address this issue now permit Delaware corporations to select both a notice record date for the purpose of giving notice of a meeting to stockholders owning shares on such date and a later voting record date, that is closer to the actual meeting date, for the purpose of determining which stockholders are entitled to vote at the meeting.  By providing for a voting record date that is closer to the date of the special meeting than the notice record date, On2 and Google both believe that the votes cast at the special meeting of On2 stockholders will be more reflective of the On2 stockholder base at the time of the special meeting.

Would On2 consider a reverse stock split if the proposed merger is not approved?

The Board of Directors believes that the proposed merger is fair to and in the best interests of On2’s stockholders, and we remain focused on obtaining stockholder support for it.  Accordingly, we do not believe this is the appropriate time to consider the possibility of any alternative transactions, including a reverse stock split.

What does a stockholder need to do now?

After carefully reading the proxy statement/prospectus and having decided how to vote, please promptly submit a proxy to have your shares voted at the special meeting.  If you hold stock in your name as a stockholder of record as of the voting record date, please have your shares voted by (i) completing, signing, dating and returning a proxy card, (ii) using the telephone number on your proxy card and following the recorded instructions or (iii) using the internet voting instructions on your proxy card. If you are a stockholder of record and are submitting a proxy by telephone or via the internet, your voting instructions must be received prior to the time the vote is taken at the special meeting.  If you have internet access, we encourage you to submit a proxy via the internet.

If you hold your stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker or other nominee.  Submitting your proxy card or directing your bank, broker or other nominee to vote your shares will ensure that your shares are represented and voted at the special meeting.

When is the On2 special meeting of stockholders and when do I need to vote by?

The On2 special meeting will be held at the Comfort Suites in Venetian Room I at 7 Northside Drive, Clifton Park, NY 12065, at 4:00 p.m., local time, on December 18, 2009.  All holders of record at the close of business on December 3, 2009, the voting record date, will be entitled to vote at the special meeting in person or by proxy.  If you are a stockholder of record and are submitting a proxy by telephone or via the internet, your voting instructions must be received prior to the time the vote is taken at the special meeting.  If you hold your stock in “street name” through a bank, broker or other nominee, you must direct your bank, broker or other nominee to vote in accordance with the instructions you have received from your bank, broker or other nominee.

Whom should a stockholder call with questions?

If you need any assistance in completing your proxy card, have questions regarding the special meeting or wish to learn the exchange ratio once it is calculated, you may call Innisfree M&A Incorporated, On2’s proxy solicitor, at (877) 456-3488 (toll-free) if you are a stockholder or (212) 750-5833 (collect) if you are a bank or broker.  International holders can call Innisfree at +1 (412) 232-3565.

Additional Information and Where to Find It

Google has filed a Registration Statement with the SEC in connection with the proposed merger, which includes a Proxy Statement of On2 and also constitutes a Prospectus of Google. The definitive proxy statement/prospectus has been mailed to holders of On2 Common Stock identified as of October 20, 2009, which is the notice record date for the special meeting. The Registration Statement and the proxy statement/prospectus contain important information about Google, On2, the proposed merger and related matters. Investors and security holders are urged to read the Registration Statement and the proxy statement/prospectus (including all amendments and supplements to it) carefully. Investors and security holders may also obtain free copies of the Registration Statement and the proxy statement/prospectus and other documents filed with the SEC by Google and On2 through the web site maintained by the SEC at www.sec.gov and by contacting Google Investor Relations at +1-650-253-7663 or On2 Investor Relations at +1-518-881-4299. In addition, investors and security holders can obtain free copies of the documents filed with the SEC on Google’s website at investor.google.com and on On2’s website at www.on2.com.

This Presentation Does Not Contain All of the Information in the Proxy Statement/Prospectus

Some of the matters included in this presentation are summaries of material information set forth in the proxy statement/prospectus that has been mailed to stockholders, as described above.  This presentation may not contain all of the information that is important to you.  In addition to this presentation, we urge you to read carefully the entire proxy statement/prospectus and the other documents to which we refer you therein in order to fully understand the proposed merger.

Forward-Looking Statement

Information set forth in this presentation contains forward-looking statements, which involve a number of risks and uncertainties. All statements included in this communication, other than statements of historical fact, that address activities, events or developments that On2 expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements represent On2’s reasonable judgment on the future based on various factors and using numerous assumptions and are subject to known and unknown risks, uncertainties and other factors that could cause actual outcomes and/or On2’s financial position to differ materially from those contemplated by the statements. You can identify these statements by the fact that they do not relate strictly to historical or current facts. They use words such as “believe,” “expect,” “will,” “anticipate,” “should,” “plans” and other words of similar meaning. On2 cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Investors should not rely on forward-looking statements because they are subject to a variety of risks and uncertainties and other factors that could cause actual results to differ materially from On2’s expectation. Risks and uncertainties include, among others: the extent to which On2 will continue to incur operating losses in the future; the risk that the conditions to merger set forth in the agreement and plan of merger will not be satisfied and the transaction will not be consummated; uncertainties as to the timing of the merger; uncertainties as to whether holders of On2 Common Stock will approve the merger proposal at the On2 special meeting; changes in On2’s business during the period between now and the effective time of the merger that could cause a condition to closing not to be satisfied; as well as other factors detailed in On2’s and Google’s filings with the SEC, including the definitive proxy statement/prospectus, and subsequent SEC filings.

Additional information concerning risk factors is contained from time to time in On2’s SEC filings. On2 expressly disclaims any obligation to update the information contained in this presentation. The foregoing risks and uncertainties included herein are not exhaustive.